Exhibit 99.2


Marvel Entertainment Group, Inc. (NYSE: MRV)


     New York, NY, December 24, 1997 ... Marvel Entertainment Group, Inc. (NYSE: MRV) today reported that the U.S. Trustee Office has appointed Hon. John J. Gibbons to serve as trustee. Mr. Gibbons, a senior member with the Newark, NJ-based law firm of Crummy, Del Deo, Dolan, Griffinger & Vecchione, was a Judge for the United States Court of Appeals for the Third Circuit for more than twenty years. He was Chief Judge from 1987-90.